Exhibit 99.1

HCP Announces Results for Quarter Ended March 31, 2016 and Expands Executive Leadership Team

FIRST QUARTER 2016 AND RECENT HIGHLIGHTS

--    FFO as adjusted and FAD per share were $0.69 and $0.66, respectively; FFO per share and EPS were $0.68 and $0.25, respectively

--    Announced a plan to spin off HCRMC real estate portfolio into an independent publicly-traded REIT (see “HCR ManorCare (“HCRMC”) Update” on page 2) – Conference call at 5:30am PDT, See Company Information Section for Details

--    Completed and announced $554 million of investment transactions, including the commencement of Phase II of The Cove life science development, representing up to 230,000 sq. ft., and the acquisition of 12 private pay senior housing communities

--    Announced $1.3 billion of capital recycling and financing activities to fund acquisitions and pay down corporate debt, including $740 million of proceeds from the anticipated sale of half of our 80% ownership interest in our RIDEA II senior housing joint venture and placement of third party mortgage debt

--    Leased 689,000 sq. ft. in our life science and medical office portfolios, bringing occupancy to 98% and 91%, respectively

--    Achieved year-over-year three-month cash NOI SPP growth of 3.2%, excluding HCRMC

--    Expands and strengthens leadership team: Michael D. McKee elected Executive Chairman; Justin Hutchens promoted to Chief Investment Officer; Kai Hsiao joining HCP as EVP – Senior Housing Asset Management

IRVINE, CA, May 9, 2016 – HCP (NYSE:HCP) announced results for the quarter ended March 31, 2016.

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015		Per Share
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share	Change
FFO	$319,266	$0.68	$(117,572)	$(0.26)	$0.94
Other impairment(1)	—	—	478,464	1.04	(1.04)
Transaction-related items and other	2,518	0.01	3,390	0.01	—
FFO as adjusted	$321,784	$0.69	$364,282	$0.79	$(0.10)
FAD	$309,038	$0.66	$319,581	$0.69	$(0.03)
Net income (loss)(2)	$115,762	$0.25	$(240,949)	$(0.52)	$0.77

(1)   For the three months ended March 31, 2015, other impairment of $478 million relates to our HCRMC direct financing lease (“DFL”) investments.

(2)   For the three months ended March 31, 2016, net income includes $53 million, of which $49 million relates to the HCRMC real estate portfolio, of income tax expense associated with state built-in gain tax payable upon the disposition of specific real estate assets. This amount is not included in FFO, FFO as adjusted or FAD. See Note 5 to the Consolidated Financial Statements for the quarter ended March 31, 2016 included in our Quarterly Report on Form 10-Q.

Year-over-year operating results for the quarter ended March 31, 2016 include the impact of: (i) an income reduction of $0.11 per share related to our HCRMC investments resulting from the 2015 HCRMC lease amendment and recognizing income on a cash basis effective January 1, 2016; (ii) an interest income reduction of $0.01 per share from accounting for our Four Seasons senior notes on a cost recovery basis effective July 1, 2015; and (iii) an interest income reduction of $0.01 per share from the monetization of a senior housing development loan in March 2015. Additionally, net loss for the quarter ended March 31, 2015 included net gain on sales of real estate of $0.01 per share.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

HCR MANORCARE (“HCRMC”) UPDATE

SPIN-OFF OF REAL ESTATE PORTFOLIO

Today we announced that the Board of Directors has unanimously approved a plan to spin off our HCRMC portfolio of skilled nursing and assisted living assets, as well as other skilled nursing facilities, into an independent publicly-traded REIT. For additional detail, please refer to today’s separate press release titled, “HCP to Spin off HCR ManorCare Portfolio Into Independent, Publicly-Traded REIT” and related investor presentation located on our website, which can be found at http://ir.hcpi.com/.

FIRST QUARTER OPERATING PERFORMANCE

For the first quarter 2016, HCRMC reported normalized EBITDAR of $131 million, which was up $22 million, or 20% sequentially, driven by a 110 basis point increase in core post-acute/skilled nursing occupancy. On a year-over-year basis, normalized EBITDAR decreased $27 million, or 17%, primarily due to a weaker flu season, continued pressure from payor mix shift, and shorter lengths of stay, as well as transaction costs and operational disruption from the non-strategic asset sales. HCRMC’s normalized fixed charge coverage ratio for the trailing twelve months ended March 31, 2016 was 1.06x and for the trailing three months was 1.11x, consistent with our expectations. Our full year 2016 forecast remains within the range of 1.06x to 1.16x.

HCRMC ended the quarter with $174 million of cash and cash equivalents and continues to be current on its obligations under the amended master lease.

TRANSACTION ACTIVITY

During the quarter, we completed 11 of the 50 non-strategic asset sales, generating proceeds of $62 million.  Inclusive of this amount, we expect to receive $130 million during 2016, bringing total anticipated sales proceeds from all 50 facilities to $350 million. We expect the remaining 17 assets to close by year end. In addition, we completed the final transfer of the nine facilities that were part of the HCRMC lease amendment representing $275 million of value received in the fee ownership of these recently built post-acute facilities.

We acquired a new 64-bed memory care facility in Easton, PA for $15 million that opened in January 2016, which is located adjacent to our existing post-acute facility that is currently 94% occupied. The facility was developed by HCRMC and was added to its master lease with a term of 16 years.

FIRST QUARTER 2016 AND RECENT HIGHLIGHTS

INVESTMENT TRANSACTIONS

We closed and announced $554 million of investment transactions during the first quarter, including:

•      Commenced the $185 million Phase II development of The Cove, which adds two Class A buildings totaling up to 230,000 sq. ft. and is expected to be delivered by the third quarter of 2017.

•      Acquired a portfolio of five private pay senior housing communities with 364 units and one skilled nursing facility with 120 beds for $95 million in January 2016. All of the communities were developed within the past two years and are triple-net leased to four new operating partners.

•      Entered into definitive agreements to acquire a portfolio of seven private pay senior housing communities for $190 million, including the assumption of $75 million of debt maturing in 2044 at an attractive 4.0% rate. Consisting of 526 assisted living and memory care units, the portfolio will be managed by Senior Lifestyle Corporation in a 100% owned RIDEA structure at closing. We anticipate that the transaction will close during the second half of 2016.

The closing of these transactions will add five new relationships to our senior housing portfolio with two national and three regional operators.

CAPITAL RECYCLING AND FINANCING ACTIVITIES

We announced $1.3 billion of capital recycling and financing activities, which will be used to fund 2016 acquisitions announced to date and pay down corporate debt, reducing financial leverage. Significant transactions include:

•     $740 million of proceeds from: (i) the anticipated sale of half of our 80% ownership interest in our RIDEA II senior housing joint venture with Brookdale (“RIDEA II”) to an investor group led by Columbia Pacific Advisors, LLC (“CPA”); and (ii) the anticipated placement of third party mortgage debt on the RIDEA II portfolio. The new ownership structure of the RIDEA II portfolio will approximate 40/40/20 with HCP, CPA and Brookdale. This transaction will result in a reduction of our Brookdale concentration and the addition of a joint venture partner with significant industry knowledge and future co-investment opportunities.

•     $310 million of proceeds from a purchase option exercise of four life science facilities in South San Francisco, CA. The transaction is expected to close in the second half of 2016.

•     $130 million of proceeds from HCRMC non-strategic asset sales (as discussed above).

•     $90 million of proceeds from the sale of a life science facility and a medical office building in April 2016.

In February 2016, we refinanced $500 million of maturing senior unsecured notes using proceeds from our December 2015 bond offering.

LIFE SCIENCE AND MEDICAL OFFICE LEASING

During the first quarter, we completed 689,000 sq. ft. of leasing in our life science and medical office portfolios, consisting of 539,000 sq. ft. of renewals and 150,000 sq. ft. of new leases. Significant leasing transactions were primarily in our life science portfolio, including:

•    10-year renewal with Myriad Genetics, Inc. for 154,000 sq. ft. in Salt Lake City, UT;

•    5-year renewal with Complete Genomics, Inc. for 66,000 sq. ft. in Mountain View, CA; and

•    3-year renewal with Avinger, Inc. for 44,000 sq. ft. in Redwood City, CA.

Additionally we have pre-leased approximately 50% of The Cove Phase I, consisting of two Class A buildings totaling up to 250,000 sq. ft., which is expected to be delivered during the third quarter of 2016.

Visit our website for additional information, including a link to view our development progress at The Cove, at www.hcpi.com/portfolio-diversification/life-science.

EXECUTIVE LEADERSHIP ADDITIONS

HCP announced its Independent Chairman Michael D. McKee has been elected Executive Chairman and will become a member of HCP’s executive team, with a special focus on strategic growth, leadership development and executing the spin-off transaction announced today.  Mr. McKee has served as HCP’s Independent Chairman since 2013 and was Lead Director prior to that.

“I look forward to working closely with Lauralee and the rest of the leadership team to complete the spin-off of our HCR ManorCare portfolio, grow HCP’s remaining best-in-class healthcare portfolio and build shareholder value,” said Mr. McKee.

In addition to Mr. McKee’s new role, HCP announced:

•     Justin Hutchens has been promoted to an expanded role as Chief Investment Officer; and

•     Kai Hsiao, former Chief Executive Officer of Holiday Retirement, the nation’s largest operator of independent living communities, has joined HCP as Executive Vice President, Senior Housing Asset Management.

In March 2016, we announced that Tim Schoen, Executive Vice President and Chief Financial Officer, is leaving HCP effective May 22, 2016.  We are continuing our recruiting efforts and expect to announce a successor soon.  We thank Mr. Schoen for his significant contributions and dedication to HCP during his 10-year tenure and wish him future success.

DIVIDEND

On April 27, 2016, our Board of Directors declared a quarterly cash dividend of $0.575 per common share. The dividend will be paid on May 24, 2016 to stockholders of record as of the close of business on May 9, 2016.

SUSTAINABILITY

During the first quarter of 2016, we published our second combined Annual and Sustainability Report. This is our fifth Sustainability Report prepared in accordance with the GRI framework. We were also named the 2016 Industry Mover for achieving the largest proportional improvement in sustainability performance in our industry, as measured by our performance on the 2015 Dow Jones Sustainability Index Assessment. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainable-growth.

OUTLOOK

For full year 2016, we expect: FFO per share to range between $2.76 and $2.82; FFO as adjusted per share to range between $2.77 and $2.83; FAD per share to range between $2.65 and $2.71; and EPS to range between $1.80 and $1.86. In addition, we expect 2016 SPP Cash NOI to increase between 1.5% and 2.5%. Excluding HCRMC, we expect 2016 SPP Cash NOI to increase between 2.3% and 3.3%. These estimates do not reflect the potential impact of the spin-off transaction involving our HCRMC real estate portfolio or unannounced future transactions. Refer to the “Projected Future Operations” and “Projected SPP Cash NOI” sections of this release for additional information regarding these estimates.

	Projected Full Year 2016 SPP Cash NOI
	Low	High
Senior housing (including RIDEA)	1.1%	2.1%
Senior housing RIDEA	4.5%	5.5%
Post-acute/skilled nursing	(1.1%)	(0.1%)
Life science	6.4%	7.4%
Medical office	2.1%	3.1%
Hospital	1.7%	2.7%
SPP Cash NOI growth	1.5%	2.5%
SPP Cash NOI growth, excluding HCRMC portfolio	2.3%	3.3%

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Monday, May 9, 2016 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) in order to present the spin-off transaction and the Company’s performance and operating results for the quarter ended March 31, 2016. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The participant passcode is 7119884. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found in the “News and Events” section, which is under “Investor Relations”. Through May 24, 2016, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering passcode 10084026. The Company’s supplemental information package for the current period is available with this earnings release on the Company’s website in the “Financial Information” section under “Investor Relations”.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 31 consecutive years; (iii) was the first REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both of the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.  For more information regarding HCP, visit www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) its plans to spin off certain of its assets; (ii) all statements under the heading “Outlook” above, including with respect to anticipated earnings, FFO and FAD applicable to common shares on a diluted basis, SPP Cash NOI growth projections, and other financial projections and assumptions for the full year 2016; (iii) the payment of the quarterly cash dividend; (iv) timing and outcomes relating to the acquisitions, dispositions, developments, capital recycling and financing activities discussed above; (v) timing and proceeds from HCRMC sales of non-strategic assets; and (vi) HCRMC’s forecast and outlook. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: HCRMC’s ability to meet its contractual obligations under the HCRMC lease and risks related to the impact of the U.S. Department of Justice lawsuit against HCRMC, including the possibility of larger than expected litigation costs, adverse results and related developments; our reliance on a concentration of a small number of tenants and operators, for a significant portion of our revenues; the financial weakness of tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; the ability of our tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; competition for skilled management and other key personnel; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the ability of our own tenants and operators to maintain costs and to compete for skilled management and nurses; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; our ability to achieve the benefits of investments, including those investments discussed above, within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on healthcare providers of legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic conditions, and currency exchange rates; changes in the credit ratings on U.S. government debt securities or default or delay in payment by the government of its obligations; our ability to manage our indebtedness level and changes in the terms of such indebtedness; the ability to maintain our qualification as a real estate investment trust; uncertainties as to the completion and timing of the spin-off transaction; the failure to satisfy any conditions to complete the spin-off transaction; the ability of HCP and SpinCo to complete financings related to the spin-off transaction on acceptable terms or at all; the impact of the spin-off transaction on the businesses of HCP; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings. The Company cautions investors not to place undue reliance on any forward-looking statements.  The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Real estate:
Buildings and improvements	$12,314,826	$12,198,704
Development costs and construction in progress	430,104	388,576
Land	1,956,841	1,948,757
Accumulated depreciation and amortization	(2,636,636)	(2,541,334)
Net real estate	12,065,135	11,994,703

Net investment in direct financing leases	5,857,210	5,905,009
Loans receivable, net	768,896	768,743
Investments in and advances to unconsolidated joint ventures	608,665	605,244
Accounts receivable, net of allowance of $4,161 and $3,261, respectively	45,224	48,929
Cash and cash equivalents	94,665	346,500
Restricted cash	46,280	60,616
Intangible assets, net	585,330	603,706
Real estate assets held for sale, net	311,243	314,126
Other assets, net	817,279	802,273

Total assets	$21,199,927	$21,449,849

Liabilities and equity
Bank line of credit	$810,313	$397,432
Term loans	511,737	524,807
Senior unsecured notes	8,623,376	9,120,107
Mortgage debt	895,289	932,212
Other debt	95,229	94,445
Intangible liabilities, net	52,794	56,147
Intangible liabilities on assets held for sale, net	18,064	19,126
Accounts payable and accrued liabilities	433,144	436,239
Deferred revenue	129,656	123,017
Total liabilities	11,569,602	11,703,532

Common stock, $1.00 par value: 750,000,000 shares authorized; 466,924,935, and 465,488,492 shares issued and outstanding, respectively	466,925	465,488
Additional paid-in capital	11,685,541	11,647,039
Cumulative dividends in excess of earnings	(2,890,046)	(2,738,414)
Accumulated other comprehensive loss	(31,673)	(30,470)
Total stockholders’ equity	9,230,747	9,343,643

Joint venture partners	218,110	217,066
Non-managing member unitholders	181,468	185,608
Total noncontrolling interests	399,578	402,674

Total equity	9,630,325	9,746,317

Total liabilities and equity	$21,199,927	$21,449,849

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues:
Rental and related revenues	$297,194	$275,082
Tenant recoveries	31,737	29,896
Resident fees and services	165,763	105,013
Income from direct financing leases	127,968	167,078
Interest income	18,029	33,262
Investment management fee income	91	460
Total revenues	640,782	610,791

Costs and expenses:
Interest expense	122,062	116,780
Depreciation and amortization	141,322	114,522
Operating	176,955	132,031
General and administrative	25,499	24,773
Acquisition and pursuit costs	2,475	3,390
Impairment	—	478,464
Total costs and expenses	468,313	869,960

Other income:
Gain on sales of real estate	—	6,264
Other income, net	1,222	1,724
Total other income, net	1,222	7,988

Income (loss) before income taxes and equity (loss) income from unconsolidated joint ventures	173,691	(251,181)
Income tax (expense) benefit	(53,038)	77
Equity (loss) income from unconsolidated joint ventures	(908)	13,601

Net income (loss)	119,745	(237,503)
Noncontrolling interests’ share in earnings	(3,626)	(3,111)

Net income (loss) attributable to HCP, Inc.	116,119	(240,614)
Participating securities’ share in earnings	(357)	(335)

Net income (loss) applicable to common shares	$115,762	$(240,949)

Earnings per common share:
Basic	$0.25	$(0.52)

Diluted	$0.25	$(0.52)

Weighted average shares used to calculate earnings per common share:
Basic	466,074	460,880

Diluted	466,262	460,880

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$119,745	$(237,503)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,322	114,522
Amortization of market lease intangibles, net	(468)	(378)
Amortization of deferred compensation	5,345	6,165
Amortization of deferred financing costs, net	5,280	4,752
Straight-line rents	(7,576)	(9,546)
Loan and direct financing lease non-cash interest	165	(21,032)
Deferred rental revenues	(619)	(902)
Equity loss (income) from unconsolidated joint ventures	908	(13,601)
Distributions of earnings from unconsolidated joint ventures	1,589	1,159
Lease termination income, net	—	(1,103)
Gain on sales of real estate	—	(6,264)
Deferred income tax expense	49,156	—
Foreign exchange and other (gains) losses, net	(89)	134
Impairment	—	478,464
Changes in:
Accounts receivable, net	3,705	(3,814)
Other assets	(6,847)	(5,839)
Accounts payable and accrued liabilities	(42,999)	(75,146)
Net cash provided by operating activities	268,617	230,068
Cash flows from investing activities:
Acquisitions of real estate	(94,271)	(71,373)
Development of real estate	(99,096)	(61,805)
Leasing costs and tenant and capital improvements	(19,964)	(11,540)
Contributions to unconsolidated joint ventures	(10,136)	(27,279)
Distributions in excess of earnings from unconsolidated joint ventures	5,336	1,022
Principal repayments on loans receivable, DFLs and other	155,320	17,496
Investments in loans receivable and other	(117,282)	(176,504)
Decrease in restricted cash	14,336	1,697
Net cash used in investing activities	(165,757)	(328,286)
Cash flows from financing activities:
Net borrowings under bank line of credit	422,897	—
Repayments under bank line of credit	—	(455,506)
Borrowings under term loan	—	333,014
Issuance of senior unsecured notes	—	595,110
Repayments of senior unsecured notes	(500,000)	(200,000)
Repayments of mortgage and other debt	(36,918)	(6,354)
Deferred financing costs	—	(7,687)
Issuance of common stock and exercise of options	34,122	62,425
Repurchase of common stock	(3,628)	(6,096)
Dividends paid on common stock	(268,186)	(260,686)
Issuance of noncontrolling interests	2,200	1,626
Distributions to noncontrolling interests	(4,889)	(4,124)
Net cash (used in) provided by financing activities	(354,402)	51,722
Effect of foreign exchange on cash and cash equivalents	(293)	(144)
Net decrease in cash and cash equivalents	(251,835)	(46,640)
Cash and cash equivalents, beginning of period	346,500	183,810
Cash and cash equivalents, end of period	$94,665	$137,170

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net income (loss) applicable to common shares	$115,762	$(240,949)
Depreciation and amortization	141,322	114,522
Other depreciation and amortization(2)	2,962	6,684
Taxes associated with real estate disposition(3)	53,177	—
Gain on sales of real estate	—	(6,264)
Equity loss (income) from unconsolidated joint ventures	908	(13,601)
FFO from unconsolidated joint ventures	10,378	24,849
Noncontrolling interests’ and participating securities’ share in earnings	3,983	3,446
Noncontrolling interests’ and participating securities’ share in FFO	(9,226)	(6,259)
FFO applicable to common shares	$319,266	$(117,572)
Distributions on dilutive convertible units	3,583	—
Diluted FFO applicable to common shares	$322,849	$(117,572)

Diluted FFO per common share	$0.68	$(0.26)

Weighted average shares used to calculate diluted FFO per share	472,186	460,880
Impact of adjustments to FFO:
Other impairment(4)	$—	$478,464
Transaction-related items and other	2,518	3,390
	$2,518	$481,854

FFO as adjusted applicable to common shares	$321,784	$364,282
Distributions on dilutive convertible units and other	3,579	3,194
Diluted FFO as adjusted applicable to common shares	$325,363	$367,476
Per common share impact of adjustments on diluted FFO	$0.01	$1.05

Diluted FFO as adjusted per common share	$0.69	$0.79

Weighted average shares used to calculate diluted FFO as adjusted per share	472,186	467,229

_____________________________

(1)    We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the NAREIT is net income (loss) applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of depreciable property, including any taxes directly associated with sales of depreciable property, impairments of, or related to, depreciable real estate, plus real estate and other depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income (loss). We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of severance-related charges, impairments (recoveries) of non-depreciable assets, foreign currency remeasurement losses (gains) and transaction-related items. Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (loss) (determined in accordance with GAAP) or NAREIT FFO.

(2)    Other depreciation and amortization includes DFL depreciation and lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the 2014 Brookdale transaction. Beginning January 2016, we changed our accounting treatment for the HCRMC DFL investments to recognize rental income on a cash basis. As such, we no longer recognize non-cash depreciation related to the HCRMC DFL investments.

(3)    For the three months ended March 31, 2016, net income includes $53 million, of which $49 million relates to the HCRMC real estate portfolio, of income tax expense associated with state built-in gain tax payable upon the disposition of specific real estate assets. See Note 5 to the Consolidated Financial Statements for the quarter ended March 31, 2016 included in our Quarterly Report on Form 10-Q.

(4)    For the three months ended March 31, 2015, other impairment of $478 million relates to our HCRMC DFL investments.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended March 31,
	2016	2015
FFO as adjusted applicable to common shares	$321,784	$364,282
Amortization of market lease intangibles, net	(468)	(378)
Amortization of deferred compensation	5,345	6,165
Amortization of deferred financing costs, net	5,280	4,752
Straight-line rents	(7,576)	(9,546)
DFL non-cash interest(2)	664	(20,304)
Other depreciation and amortization	(2,962)	(6,684)
Deferred revenues – tenant improvement related	(477)	(744)
Deferred revenues – additional rents	(142)	(158)
Leasing costs and tenant and capital improvements	(19,291)	(11,540)
Lease restructure payments(3)	6,294	5,135
Joint venture adjustments – CCRC entrance fees(4)	7,166	6,193
Joint venture and other FAD adjustments(2)	(6,579)	(17,592)
FAD applicable to common shares	$309,038	$319,581
Distributions on dilutive convertible units	3,583	3,568

Diluted FAD applicable to common shares	$312,621	$323,149

Diluted FAD per common share	$0.66	$0.69

Weighted average shares used to calculate diluted FAD per common share	472,186	467,229

____________________________________________

(1)    Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) non-cash interest and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents); and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD is: (i) computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) determined in accordance with GAAP.

(2)    For the quarter ended March 31, 2015, DFL non-cash interest reflects an elimination of $16 million. Our equity investment in HCRMC is accounted for using the equity method, which requires an elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment. Beginning January 2016, equity income is recognized only if cash distributions are received from HCRMC; as a result, we no longer eliminate our proportional ownership share of income from DFLs to equity income (loss) from unconsolidated joint ventures for our equity investment in HCRMC.

(3)    Over a period of three years from the closing of the 2014 Brookdale Transaction, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(4)    Represents our 49% share of non-refundable entrance fees included in FAD as the fees are collected by our CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$119,745	$(237,503)
Interest income	(18,029)	(33,262)
Investment management fee income	(91)	(460)
Interest expense	122,062	116,780
Depreciation and amortization	141,322	114,522
General and administrative	25,499	24,773
Acquisition and pursuit costs	2,475	3,390
Impairment	—	478,464
Gain on sales of real estate	—	(6,264)
Other income, net	(1,222)	(1,724)
Income tax expense (benefit)(3)	53,038	(77)
Equity loss (income) from unconsolidated joint ventures	908	(13,601)
NOI	$445,707	$445,038
Non-cash adjustments to NOI	(7,402)	(29,185)
Cash (adjusted) NOI	$438,305	$415,853
Non-SPP cash (adjusted) NOI	(35,764)	(11,156)
Same property portfolio cash (adjusted) NOI(2)	$402,541	$404,697
Excluding HCRMC portfolio	(113,622)	(124,769)
Same property portfolio cash (adjusted) NOI(2), excluding HCRMC portfolio	$288,919	$279,928
Cash (adjusted) NOI % change – SPP(2)	(0.5% )
Cash (adjusted) NOI % change – SPP(2), excluding HCRMC portfolio	3.2%

______________________________________

(1)   We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, assess and compare property level performance, and evaluate our same property portfolio (“SPP”), as described below. We believe that net income (loss) is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (loss) as defined by GAAP since it does not reflect various excluded items. Further, our definition of NOI may not be comparable to the definition used by other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL non-cash interest, amortization of market lease intangibles and lease termination fees. Cash NOI is oftentimes referred to as “adjusted NOI.”

(2)   SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population by eliminating changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented, excluding assets held for sale. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. Newly acquired operating assets are generally considered stabilized at the earlier of lease-up (typically when the tenant(s) control(s) the physical use of at least 80% of the space) or 12 months from the acquisition date. Newly completed developments and redevelopments are considered stabilized at the earlier of lease-up or 24 months from the date the property is placed in service. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. SPP cash NOI excludes the effects of foreign exchange rate movements by using the average current period exchange rate to translate from British pound sterling into U.S. dollars for the comparison periods. A property is removed from our SPP when it is sold, placed into redevelopment or changes its reporting structure.

(3)   For the three months ended March 31, 2016, net income includes $53 million, of which $49 million relates to the HCRMC real estate portfolio, of income tax expense associated with state built-in gain tax payable upon the disposition of specific real estate assets. See Note 5 to the Consolidated Financial Statements for the quarter ended March 31, 2016 included in our Quarterly Report on Form 10-Q.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2016
	Low	High

Diluted earnings per common share	$1.80	$1.86
Depreciation and amortization	1.21	1.21
Other depreciation and amortization	0.03	0.03
Taxes associated with real estate disposition	0.11	0.11
Gain on sales of real estate	(0.45)	(0.45)
Joint venture FFO adjustments	0.06	0.06
Diluted FFO per common share	$2.76	$2.82
Transaction-related items	0.01	0.01
Diluted FFO as adjusted per common share	$2.77	$2.83
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.04	0.04
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.03)	(0.03)
Other depreciation and amortization	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.19)	(0.19)
Lease restructure payments	0.04	0.04
Joint venture adjustments – CCRC entrance fees	0.07	0.07
Joint venture and other FAD adjustments	(0.05)	(0.05)
Diluted FAD per common share	$2.65	$2.71

_______________________________________

(1)          The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of the spin-off transaction involving our HCRMC real estate portfolio or unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

HCP, Inc.

Projected SPP Cash NOI(1)

Dollars in thousands

(Unaudited)

For the projected full year 2016 (low):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$693,900	$430,600	$279,200	$272,200	$85,500	$1,761,400
Non-cash adjustments to NOI(3)	(10,900)	(700)	(800)	(3,500)	1,400	(14,500)
Cash (adjusted) NOI	683,000	429,900	278,400	268,700	86,900	1,746,900
Non-SPP cash (adjusted) NOI	(122,800)	(10,800)	(27,600)	(25,500)	—	(186,700)
SPP cash (adjusted) NOI	$560,200	$419,100	$250,800	$243,200	$86,900	1,560,200
Addback adjustments(4)						201,200
Other income and expenses(5)						227,100
Costs and expenses(6)						(1,137,000)
Net income						$851,500

For the projected full year 2016 (high):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$701,500	$435,400	$282,300	$275,200	$86,500	$1,780,900
Non-cash adjustments to NOI(3)	(11,600)	(1,200)	(1,100)	(3,800)	1,275	(16,425)
Cash (adjusted) NOI	689,900	434,200	281,200	271,400	87,775	1,764,475
Non-SPP cash (adjusted) NOI	(124,100)	(10,900)	(28,000)	(25,800)	—	(188,800)
SPP cash (adjusted) NOI	$565,800	$423,300	$253,200	$245,600	$87,775	1,575,675
Addback adjustments(4)						205,225
Other income and expenses(5)						231,100
Costs and expenses(6)						(1,133,000)
Net income						$879,000

For the year ended December 31, 2015:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$669,938	$533,109	$272,767	$255,675	$84,391	$1,815,880
Non-cash adjustments to NOI(3)	(16,127)	(78,738)	(10,128)	(5,025)	1,060	(108,958)
Cash (adjusted) NOI	653,811	454,371	262,639	250,650	85,451	1,706,922
Non-SPP cash (adjusted) NOI	(99,686)	(30,614)	(26,888)	(12,429)	(4)	(169,621)
SPP cash (adjusted) NOI	$554,125	$423,757	$235,751	$238,221	$85,447	1,537,301
Addback adjustments(4)						278,579
Other income and expenses(5)						201,162
Costs and expenses(6)						(1,113,712)
Impairments, net						(1,403,853)
Impairment of investments in unconsolidated joint ventures						(45,895)
Net loss						$(546,418)

Projected SPP cash (adjusted) NOI change for the full year 2016:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
Low	1.1%	(1.1%)	6.4%	2.1%	1.7%	1.5%
High	2.1%	(0.1%)	7.4%	3.1%	2.7%	2.5%

_______________________________________

(1)          The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of the spin-off transaction involving our HCRMC real estate portfolio or unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          Represents rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses.

(3)          Represents straight-line rents, DFL non-cash interest, amortization of market lease intangibles and lease termination fees.

(4)          Represents non-cash adjustments to NOI and non-SPP cash (adjusted) NOI.

(5)          Represents interest income, investment management fee income, gain on sales of real estate, other income, net, income taxes and equity income (loss) from unconsolidated joint ventures.

(6)          Represents interest expense, depreciation and amortization, general and administrative expenses, and acquisition and pursuit costs.

No reconciliations of projected senior housing RIDEA portfolio SPP Cash NOI growth and consolidated SPP Cash NOI growth, excluding HCRMC, are included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts, and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.